Exhibit 10.4

RESTRICTIVE COVENANT AGREEMENT

The promises and obligations as set forth in this Restrictive Covenant Agreement (“Agreement”) have been made by Patricia L. Cook (“Employee”) in exchange for good and valuable consideration provided by Finance of America Companies Inc. (“FOA”), including certain compensatory equity benefits.

Section 1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in Appendix A, attached hereto.

Section 2. General. Employee acknowledges and recognizes the highly competitive nature of the business of the Company Group, that access to Confidential Information renders Employee special and unique within the industry of the Company Group, and that Employee will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, contributors and strategic partners of the Company Group during the course of and as a result of Employee’s employment with or services to the Company Group. Employee recognizes and acknowledges that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.

Section 3. Confidential Information.

(a) Employee acknowledges that, during Employee’s employment with the Company Group, Employee will have access to information about the Company Group and that Employee’s employment or service with the Company Group shall bring Employee into close contact with Confidential Information. In recognition of the foregoing, Employee agrees, at all times during Employee’s employment or service with the Company Group and thereafter, to hold in confidence, and not to use, or to disclose to any Person without written authorization of FOA, any Confidential Information.

(b) Nothing in this Agreement shall prohibit or impede Employee from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Employee understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Section 4. Assignment of Intellectual Property.

(a) Employee agrees that Employee will, without additional compensation, promptly make full written disclosure to FOA, and will hold in trust for the sole right and benefit of the Company Group all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which Employee may (or has previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during Employee’s employment or service with the Company Group, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of the Company Group, or actual or demonstrably anticipated research or development of the Company Group; (ii) result from or relate to any work performed for the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of the Company Group, or any Confidential Information, or in consultation with employees or contractors of the Company Group (collectively referred to as “Developments”). Employee further acknowledges that all Developments made by Employee (solely or jointly with others) within the scope of and during Employee’s employment with or provision of services to the Company Group are “works made for hire” (to the greatest extent permitted by applicable law) for which Employee is, in part, compensated by Employee’s base salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, Employee hereby assigns to FOA, or its designee, all Employee’s right, title, and interest throughout the world in and to any such Development.

(b) Employee agrees to assist FOA, or its designee, at FOA’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to FOA of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that FOA shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of Employee’s employment or service with the Company Group until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, FOA shall reimburse Employee for Employee’s reasonable expenses incurred in connection with carrying out the foregoing obligation. If FOA is unable because of Employee’s mental or physical incapacity or unavailability for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to any member of the Company Group, then Employee hereby irrevocably designates and appoints FOA and its duly authorized officers and agents as Employee’s agent and attorney in fact to act for and in Employee’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by Employee. Employee hereby waives and irrevocably quitclaims to FOA any and all claims, of any nature whatsoever, that Employee now or hereafter has for past, present, or future infringement of any and all proprietary rights assigned to FOA.

Section 5. Non-Competition. Employee shall not, directly or indirectly, during Employee’s employment with the Company Group, and for the Post-Termination Non-Competition Period following the termination of Employee’s employment for any reason, engage in, have any equity interest in, manage, provide services to or operate (including, but not limited to, as a sole proprietor, owner, employer, principal, director, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) any Competitive Business or any of the affiliates, related entities, successors or assigns of any Competitive Business; provided however, that with respect to the equity of any Competitive Business which is or becomes publicly traded, Employee’s ownership as a passive investor of less than 2% of the outstanding publicly traded stock of a Competitive Business shall not be deemed a violation of this Agreement.

Section 6. Non-Solicitation.

(a) Clients. During both Employee’s employment with the Company Group and the Post-Termination Non-Solicitation Period, Employee shall not (i) solicit, or assist any other individual, person, firm or other entity in soliciting, the business of any Client for or on behalf of an existing or prospective Competitive Business; (ii) perform, provide or assist any other individual, person, firm or other entity in performing or providing, services similar to those provided by the Company Group for any Client or; or (iii) impede or otherwise interfere with or damage (or attempt to impede or otherwise interfere with or damage) any business relationship and/or agreement between the Company Group and a Client. For purposes of this Section 6(a), “solicit” shall mean to have any direct or indirect communication of any kind whatsoever, regardless of whom initiated, inviting, advising, encouraging or requesting any individual, person, firm or other entity, in any manner, to take or refrain from taking any action.

(b) Employees/Former Employees. Employee shall not, directly or indirectly, during Employee’s employment with the Company Group, and for the Post-Termination Non-Solicitation Period, solicit, employ, engage or retain, or assist any other individual, person, firm or other entity in soliciting, employing, engaging or retaining, any employee or other individual service provider of the Company Group, including without limitation any former employee or other individual service provider of the Company Group who ceased working for the Company Group within the twelve-month period immediately preceding or following the date on which Employee’s employment with the Company Group terminated. For purposes of this Section 6(b), “solicit” shall mean to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any individual, person or entity, in any manner, to terminate their employment or business relationship with the Company Group, or recommending or suggesting (including by identifying a person or entity to a third party) that a third party take any of the foregoing actions.

Section 7. Non-Disparagement. Employee agrees that, during and at any time after Employee’s employment or service with the Company Group, Employee will not, directly or indirectly, make any statement (directly or through Employee’s representatives) that is intended to become public, or should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of any member of the Company Group or their respective employees, officers, directors, or equity holders; provided, that the limitations set forth in this Section 7 shall not apply in respect of any statement that is required to be made by applicable law and/or is the type of communication described in Section 3(b).

Section 8. Return of Property and Documents. In the event of the termination of Employee’s employment with the Company Group for any reason, Employee shall deliver to FOA (and will not keep in Employee’s possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by Employee during Employee’s employment with the Company Group otherwise belonging to the Company Group as well as other property of the Company Group including computer equipment, mobile telephones, security access passes. Further, after the termination of Employee’s employment for any reason, Employee shall not use or access any subscriptions, databases or other services that are subscribed to by the Company Group using credentials associated with the Company Group’s subscription, nor shall Employee share any of the Company Group’s credentials or passwords with any person at any time.

Section 9. Independence; Severability. Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, each of the Company Group and Employee agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 10. Arbitration; Injunctive Relief. Employee agrees that any dispute with respect to this Agreement shall be finally settled by arbitration conducted by a single arbitrator in Naples, Florida in accordance with the then-existing JAMS Employment Arbitration Rules and Procedures. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty days of the receipt of the request for arbitration, JAMS shall make the appointment. Employee expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to the Company Group. Therefore, Employee hereby agrees that, in addition to any other remedy that may be available to the Company Group, the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement. Notwithstanding any other provision to the contrary, Employee acknowledges and agrees that the calculation of the Post-Termination Non-Competition Period and/or the Post-Termination Non-Solicitation Period shall be tolled during any period of violation of any of the covenants in this Agreement and during any other period required for litigation during which the Company Group seeks to enforce such covenants against Employee if it is ultimately determined that Employee was in breach of such covenants. For the avoidance of doubt, Employee is required to comply with all such covenants during the time period that any such litigation is taking place.

Section 11. Disclosure of Agreement. As long as it remains in effect, Employee will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity. For the avoidance of doubt, FOA and Employee agree that a copy of the provisions set forth in Sections 3 through 7 and Appendix A may be disclosed to the Employee’s prospective future employer upon request in connection with Employee’s application for employment.

Section 12. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 13. Entire Agreement. This Agreement, together with Appendix A attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the subject matter herein and merges all prior discussions between the parties. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement. Notwithstanding anything contained in this Section 13 to the contrary, in the event that Employee is subject to similar restrictive covenants contained in any employment, director, consulting or similar agreement the Company Group (“Other Covenants”), the covenants contained in this Agreement shall be in addition to, and not in lieu of, any such Other Covenants, and enforcement by the Company Group of the covenants contained in this Agreement shall not preclude the Company Group from enforcing such Other Covenants in accordance with their terms.

Section 14. Governing Law. THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

Section 15. Survival of Operative Sections. This Agreement shall survive any termination of Employee’s employment with the Company Group for any reason to the extent necessary to give effect to the provisions thereof.

Section 16. Successors and Assigns. This Agreement will be binding upon Employee’s heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company Group, its successors, and its assigns. Employee expressly acknowledges and agrees that this Agreement may be assigned by FOA without Employee’s consent to any affiliate of FOA as well as any purchaser of all or substantially all of the assets or stock of FOA, whether by purchase, merger, or other similar corporate transaction.

[Signature Page Follows]

IN WITNESS WHEREOF, I hereby execute this Agreement as of June 20, 2022:

/s/ Patricia L. Cook
Patricia L. Cook
Date: June 20, 2022

APPENDIX A

Definitions

“Business” shall mean residential mortgage lending including (i) traditional mortgage loans and reverse mortgage loans to consumers and business purposes loans to residential real estate investors as well as unsecured personal loans to consumers. The Company Group also offers a range of ancillary products and services for residential real estate lending such as title insurance and settlement services, appraisal management, valuation and brokerage services or any other business activities conducted by the Company Group during Employee’s employment with or provision of services to the Company Group and any other businesses that the Company Group has demonstrable plans to engage in, of which the Employee has or should reasonably be expected to have knowledge.

“Client” shall mean any current or prospective client, customer, licensee, supplier, or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior six (6) month period, with respect to whom Employee, individuals reporting to Employee or individuals over whom Employee had direct or indirect responsibility, received Confidential Information about, or had personal contact or dealings on the Company Group’s behalf during Employee’s employment with or provision of services to the Company Group.

“Company Group” means FOA together with any of its direct or indirect subsidiaries.

“Competitive Business” means any Person or business that engages in any business, directly or indirectly (through a subsidiary or otherwise), which competes with the Business within the United States of America or any other jurisdiction in which any member of the Company Group engages in business derives a material portion of its revenues or has demonstrable plans to commence business activities in.

“Confidential Information” shall mean information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company Group wishes to maintain as confidential. Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, plans, or other information regarding the Company Group’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company Group on whom Employee called or with whom Employee may become acquainted during Employee’s employment with or provision of services to the Company Group), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company Group either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by Employee or others who were under confidentiality obligations as to the item or items involved.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

“Post-Termination Non-Competition Period” shall mean the period commencing on the date of termination of Employee’s employment with the Company Group for any reason and ending on April 1, 2024 (which is the date Employee’s RSU Award would have fully vested had Employee remained employed through such date).

“Post-Termination Non-Solicitation Period” shall mean the period commencing on the date of termination of Employee’s employment with the Company Group for any reason and ending on April 1, 2024 (which is the date Employee’s RSU Award would have fully vested had Employee remained employed through such date).

“RSU Award” means the restricted stock units granted to Employee on June 17, 2021 by FOA under the FOA 2021 Omnibus Incentive Plan.